Exhibit 99.1

NEWS

Georgia Gulf Reports First Quarter 2008 Financial Results

•                  Oklahoma City, OK PVC resin plant closed

•                  Sarnia PVC resin plant temporarily idled in response to challenging market conditions

•                  Completion of several transactions resulting in net proceeds of $24.9 million used to pay down debt

•                  Settlement of Quebec Trust tax assessment

ATLANTA, GEORGIA – May 6, 2008 – Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its first quarter ended March 31, 2008.

Georgia Gulf reported net sales of $712.5 million for the first quarter of 2008 compared to net sales of $713.7 million for the first quarter of 2007.  The reduction in sales is primarily due to difficult market conditions in the U.S., as well as extreme winter weather in Canada and the Northeastern United States. Sales benefited from higher prices for vinyl resin, caustic, and aromatic products, the weaker U.S. dollar, and increased exports.

Georgia Gulf reported a net loss of $69.5 million or $2.02 loss per diluted share for the first quarter of 2008, compared to a net loss of $34.6 million or $1.01 loss per diluted share during the same quarter in the previous year.  The net loss includes a write-down for the closing of the Oklahoma City, Oklahoma PVC resin plant, costs related to the sale of the outdoor storage buildings business, and other restructuring actions totaling $26.1 million (approximately $0.58 per share.)

“Difficult market conditions in both the U.S. and Canada, coupled with rising feedstock costs impacted each of our businesses,” commented Paul Carrico, Georgia Gulf’s President and CEO. “While we made progress on many of our goals, we are disappointed by our financial results for the quarter.  We made the decision to shut down our Oklahoma City PVC resin plant and are aggressively evaluating further cost reduction initiatives in order to adjust our cost structure in light of prevailing market conditions.”

Debt Reduction Initiatives

Georgia Gulf sold its outdoor storage buildings business for $13.0 million. The Company also closed on a sale/leaseback transaction on several buildings in Vaughan, Ontario for $13.5 million. Both of these transactions closed prior to quarter-end and the net proceeds were used to pay down debt.  The Company also sold a facility in Winnipeg, Manitoba for $4.5 million subsequent to the end of the first quarter.

In addition, the Company announced that it has settled the previously disclosed Quebec Trust tax assessment that Georgia Gulf inherited when it purchased Royal Group in 2006.  The Quebec

Trust tax assessment resulted from retroactive tax law changes in the Province of Quebec related to tax minimization strategies.  The assessment was settled through a payment of $20.1 million, resulting in the release of a related $44.0 million letter of credit used to secure the taxes payable under the initial assessment. The settlement resulted in additional availability of approximately $24.0 million under the Company’s revolving credit facility.

In the first quarter of 2008, cash flows used in operations were $31.1 million due to normal seasonal working capital requirements. Compared to the first quarter of 2007, inventory increased as a result of the slower than expected demand for vinyl building products, partially offset by improvement in accounts receivable.  As a result of the working capital needs, along with the settlement of the Quebec Trust tax assessment, total adjusted debt (debt plus accounts receivable securitization less lease financing obligations) as of March 31, 2008 increased by $29.0 million from December 31, 2007.

PVC Resin Capacity Adjustments

The Company also announced that it has closed its Oklahoma City, OK PVC resin plant, which has the capacity to produce 500 million pounds of PVC resin per year, in response to declining demand.  The Company’s Sarnia plant operated a portion of the first quarter but is presently temporarily idled and will act as a swing plant to match demand.  The combination of these actions reduces current industry capacity by more than five percent.

Chlorovinyls

In the Chlorovinyls segment, first quarter 2008 sales increased slightly to $341.2 million from $329.6 million during the first quarter of 2007. The segment posted an operating loss of $2.1 million compared to operating income of $14.6 million during the same quarter in the prior year.  The decrease in operating income was primarily due to the shut down costs of approximately $15.6 million related to the closure of the Oklahoma City, OK facility.

Window & Door Profiles and Mouldings

In the Window & Door Profiles and Mouldings segment, sales were $85.8 million for the first quarter of 2008, compared to $97.6 million during the same quarter in the prior year. Sales on a constant currency basis declined 17 percent.  The decline in sales reflects difficult conditions in U.S. construction markets. The segment’s operating loss was $13.8 million for the first quarter of 2008, compared to an operating loss of $6.1 million during the same quarter in the prior year. The decrease in operating income is primarily the result of lower sales and increased material costs, and was partially offset by cost reductions.

Outdoor Building Products

In the Outdoor Building Products segment, sales were $97.5 million for the first quarter of 2008, compared to $107.6 million during the same quarter in the prior year. Sales on a constant currency basis declined 17 percent.  The decline in sales dollars reflects difficult conditions in construction markets. The segment reported an operating loss of $20.0 million for the first quarter of 2008, compared to an operating loss of $8.3 million during the same quarter in the prior year.  The operating loss includes exit costs of $4.6 million related to the sale of the outdoor storage buildings business and increased raw material costs.

Aromatics

In the Aromatics segment, sales increased to $188.0 million for the first quarter of 2008 from $178.9 million during the first quarter of 2007. During the first quarter of 2008, the segment recorded operating income of $0.2 million, compared to operating income of $5.3 million during the same quarter in 2007. The decrease in operating income was due to rising benzene and propylene costs and lower cumene sales volume compared to the same period last year.  Cumene sales volume in first quarter 2007 benefited from several competitors’ unscheduled plant outages along with a strong export market.

Outlook

Georgia Gulf also updated its previously stated 2008 goals related to debt reduction, EBITDA outlook, and debt compliance.  The Company remains focused on targeted cost, working capital and debt reduction initiatives.  The Company’s goal is to pay down at least $125 million of long-term debt during 2008 with proceeds from sales of non-core assets, tax refunds, cash from operations and working capital reduction initiatives.   The Company was in compliance with its debt covenants for the quarter ended March 31, 2008 and its current operating plan reflects that the Company should remain in compliance throughout 2008.  Given the financial results of the first quarter and worsening projections for our markets in 2008, the Company’s operating plan now includes more significant sales of non-core assets compared to the beginning of the year.  Including the anticipated gains from these additional asset sales, the Company expects to achieve a higher level of EBITDA in 2008 than it did in 2007.

Conference Call

The Company will discuss first quarter 2008 financial results and business developments via conference call and Webcast on Wednesday, May 7, 2008 at 10:00 a.m. EST. To access the Company’s first quarter conference call, please dial 888-552-7928 (domestic) or 706-679-3718 (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=1840049.  Playbacks will be available from 12:00 PM ET Wednesday, May 7, to midnight ET Wednesday, May 14.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 46109686.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, continued compliance with covenants in our credit facility and availability of funds thereunder, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2007.

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

In Thousands	March 31, 2008	December 31, 2007

ASSETS

Cash and cash equivalents	$12,098	$9,227
Receivables, net of allowance	213,344	211,613
Inventories	372,128	366,545
Prepaid expenses	27,179	19,999
Income tax receivables	11,596	15,837
Deferred income taxes	27,054	25,049

Total current assets	663,399	648,270

Property, plant and equipment, net	914,856	967,188
Goodwill	260,785	282,282
Intangible assets, net	73,162	75,789
Other assets, net	189,778	196,262
Assets held for sale	23,777	31,873

Total assets	$2,125,757	$2,201,664

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$77,535	$24,209
Accounts payable	250,800	232,477
Interest payable	36,586	17,752
Income tax payable	2,282	1,094
Accrued compensation	24,563	32,882
Liability for unrecognized income tax benefits and other tax reserves	32,932	79,431
Other accrued liabilities	68,518	59,680

Total current liabilities	493,216	447,525

Long-term debt, less current portion	1,329,306	1,357,799
Liability for unrecognized income tax benefits	37,881	37,874
Deferred income taxes	125,049	134,464
Other non-current liabilities	29,338	27,201
Stockholders’ equity	110,967	196,801

Total liabilities and stockholders’ equity	$2,125,757	$2,201,664

Common shares outstanding	34,475	34,392

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
In Thousands (except per share data)	2008	2007

Net sales	$712,460	$713,696

Operating costs and expenses
Costs of sales	683,387	663,557
Selling, general and administrative expenses	47,757	57,490
Asset impairment, exit costs and other, net	26,085	626
Total operating costs and expenses	757,229	721,673

Operating loss	(44,769)	(7,977)

Interest expense, net	(32,640)	(32,075)
Foreign exchange (losses) gains	(168)	2,831
Loss from continuing operations
before income taxes	(77,577)	(37,221)

Benefit for income taxes	(8,082)	(10,711)

Loss from continuing operations	(69,495)	(26,510)

Loss from discontinued operations, net of tax	—	(8,061)

Net loss	$(69,495)	$(34,571)

Loss per share:
Basic:
Loss from continuing operations	$(2.02)	$(0.77)
Loss from discontinued operations	—	(0.24)
Net loss	$(2.02)	$(1.01)

Diluted:
Loss from continuing operations	$(2.02)	$(0.77)
Loss from discontinued operations	—	(0.24)
Net loss	$(2.02)	$(1.01)
Weighted average common shares:
Basic	34,401	34,309
Diluted	34,401	34,309

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
In Thousands	2008	2007
Cash flows from operating activities:
Net loss	$(69,495)	$(34,571)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38,802	35,427
Foreign exchange gain	—	(2,714)
Deferred income tax benefit	(2,518)	(14,628)
Excess tax benefit related to stock plans	(830)	(770)
Stock based compensation	1,462	5,990
Long-lived asset impairment charges	19,323	—
Other non-cash items	(241)	3,262
Payment of Quebec tax settlement	(20,073)	—
Change in operating assets, liabilities and other	2,511	7,221
Net cash used in operating activities from continuing operations	(31,059)	(783)
Net cash provided by operating activities from discontinuing operations	—	398

Net cash used in operating activities:	(31,059)	(385)

Cash flows from investing activities:
Capital expenditures	(17,172)	(28,046)
Proceeds from sale of PP&E, assets held for sale and discontinued operations	12,285	65,802
Deposit on sale of real estate	12,583	—

Net cash (used in) provided by investing activities	7,696	37,756

Cash flows from financing activities:
Net change in revolving line of credit	30,050	26,928
Repayment of long-term debt	(1,091)	(146,137)
Proceeds from lease financing	—	95,865
Purchase and retirement of common stock	(110)	(684)
Dividends paid	(2,795)	(2,779)

Net cash provided by (used in) financing activities	26,054	(26,807)
Effect of exchange rate changes on cash and cash equivalents	180	(168)

Net change in cash and cash equivalents	2,871	10,396
Cash and cash equivalents at beginning of period	9,227	9,641
Cash and cash equivalents at end of period	$12,098	$20,037

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended
	March 31,
In Thousands	2008		2007

Segment net sales:
Chlorovinyls	$341,177		$329,597
Window & door profiles and mouldings products	85,769		97,550
Outdoor building products	97,506		107,625
Aromatics	188,008		178,924
Net sales	$712,460		$713,696

Segment operating (loss) income:
Chlorovinyls	$(2,102	)(1)	$14,560
Window & door profiles and mouldings products	(13,823	)(2)	(6,118)
Outdoor building products	(19,977	)(3)	(8,311	)(4)
Aromatics	227		5,348
Unallocated corporate expenses	(9,094)		(13,456)
Total operating (loss) income	$(44,769)		$(7,977)

(1) Includes $17.0 million in costs related to the shutdown of Oklahoma City facility, writedowns and other exit costs

(2) Includes $2.4 million in asset writedowns and exit costs

(3) Includes $6.7 million of exits costs related to the sale of the outdoor storage buildings business and writedowns

(4) Includes $2.8 million for fair valuing inventories in purchase accounting

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

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